UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2021

Predictive Oncology Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900 Eagan, Minnesota	55121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	POAI	Nasdaq Capital Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On May 17, 2021, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Predictive Oncology, Inc. (the “Company”) adopted and approved a 2021 Long Term Incentive Plan (the “LTIP”) to provide appropriate incentives to the Company’s executive officers over the critical three year performance period consisting of fiscal years 2021, 2022 and 2023. Under the LTIP, the Company is granting restricted stock units (“RSUs”) to the Company’s CEO, J. Melville Engle, and its CFO, Bob Myers, pursuant to the Company’s Amended and Restated 2012 Stock Incentive Plan (as amended, the “Stock Incentive Plan”).

The LTIP awards consist of 300,000 RSUs for the CEO and 150,000 RSUs for the CFO granted as of May 17, 2021. Each RSU award consists of three equal tranches, corresponding to the three years in the performance period. These RSUs will vest on January 1, 2024, with the level of vesting of each tranche based on (1) the level of achievement of performance goals for the corresponding fiscal year (see below) and (2) continued employment of the executive through January 1, 2024. For each tranche, the RSUs will vest at the 100% level for performance at the target level; 50% for performance at the threshold level (with no vesting below the threshold level); and 150% for maximum performance (in other words, for maximum performance on both performance components in a fiscal year, the payout for that year would be 150% of the number of RSUs in the corresponding tranche). The level of vesting for each component is prorated between the threshold level and the target level, and between the target level and the maximum level. To the extent vested, the awards will be paid out on or before March 15, 2024, following the determination of the Company’s earnings per share in 2023. To the extent vested, the awards will be paid out in shares of common stock (subject to the possibility of partial cash payment as described below).

Performance-based vesting of the RSUs in the tranche for each fiscal year (100,000 RSUs per year for the CEO and 50,000 RSUs per year for the CFO) will be based equally on two components of performance:

(1)	Stock Price. A stock price component is based on the average closing share price of the Company’s common stock over the last 20 trading days of the fiscal year, as set forth in the LTIP.

(2)	Earnings (Loss) Per Share. An earnings component is based on the Company’s earnings (loss) per common share for that fiscal year, as set forth in the LTIP.

If the Committee determines that circumstances have changed and modification is required to reflect the original intent of the performance goals, the Committee may in its discretion increase (but not decrease) the number of RSUs that vest for any of the covered years.

The Company intends to take appropriate action to seek stockholder approval of an amendment to the Stock Incentive Plan to increase the shares reserved thereunder in an amount sufficient to allow all of the RSUs awarded under the LTIP to be paid in shares of common stock under the Stock Incentive Plan. However, if the shareholders do not approve such an amendment on or before the vesting date of January 1, 2024, then only the first tranche will be paid out in common stock, and the second and third tranches will be paid out in cash equal to the value of the shares that would have vested and been paid out.

The foregoing description of the material terms of the LTIP is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)       Not applicable.

(b)       Not applicable.

(c)       Not applicable.

(d)       Exhibits.

Exhibit No.	Description

10.1	2021 Long Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREDICTIVE ONCOLOGY inc.

By:	/s/ Bob Myers
Name: Bob Myers Title: Chief Financial Officer

Date: May 20, 2021